UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2010

Juniper Networks, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34501	770422528
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1194 North Mathilda Avenue

Sunnyvale, California 94089

(Address, including zip code, of principal executive offices)

(408) 745-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 20, 2010, Juniper Networks, Inc. (the “Company”) announced preliminary financial results for the quarter ended March 31, 2010, including supplemental information that split the Company’s first quarter 2010 revenue between its enterprise and service provider markets and identified revenue growth rates within these markets and certain sub-regions of its Asia Pacific theater. As a result of preparing its quarterly report on Form 10-Q that was filed on May 5, 2010 (the “Q1 10-Q”), the Company is updating the preliminary results related to this revenue split by market and revenue growth rate information. These updated results do not affect the Company’s previously announced total revenues, Infrastructure or SLT segment revenues, other geographical revenues, earnings, expenses or any other items previously reported by the Company in its consolidated statement of operations, balance sheet, or statement of cash flows.

Tables showing both the previously reported and updated data, including related data presented on the Company’s first quarter 2010 earnings conference call, are set forth below. The updated data is reflected in the Q-1 10-Q.

	As Previously Reported on April 20, 2010 (dollar amounts in thousands) (unaudited)			As Updated on May 5, 2010 (dollar amounts in thousands) (unaudited)
	Three Months Ended March 31, 2010	% Change Quarter- over-Quarter	% Change Year- over-Year	Three Months Ended March 31, 2010	% Change Quarter- over-Quarter	% Change Year- over-Year
Service Provider	$607,618	-5%	17%	$593,249	-7%	14%
Percentage of net revenues	66.6%			65.0%
Enterprise	305,000	1%	25%	319,369	6%	31%
Percentage of net revenues	33.4%			35.0%

Total	$912,618			$912,618

	As Previously Reported on April 20, 2010 (unaudited)		As Updated on May 5, 2010 (unaudited)
	% Change Quarter- over-Quarter	% Change Year-over- Year	% Change Quarter- over-Quarter	% Change Year-over- Year
Asia Pacific Enterprise Revenue	1%	14%	2%	15%
Ethernet Product Group Enterprise Revenue	11%	>100%	19%	>100%
Service Layer Technologies Enterprise Revenue	-10%	1%	-4%	8%

	As Previously Reported on April 20, 2010 (unaudited)		As Updated on May 5, 2010 (unaudited)
	% Change Quarter- over-Quarter	% Change Year-over- Year	% Change Quarter- over-Quarter	% Change Year-over- Year
Total Asia Pacific Revenue	-7%	-12%	-7%	-12%
Japan Revenue	-7%	-37%	15%	-22%
Asia Pacific Revenue, Excluding Japan	-7%	8%	-17%	-4%

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2010	By:	/s/ MITCHELL L. GAYNOR
Mitchell L. Gaynor
Senior Vice President and General Counsel

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